EXHIBIT 99.1

CONTACT:	Evan Guillemin
Chief Financial Officer
(212) 590-6202

For Immediate Release

DELIA*S CORP. REPORTS FIRST QUARTER RESULTS

Cuts Loss From Operations vs. Fourth Quarter of 2002

Expects Positive Cash Flow from Operations in Back-Half of 2003

NEW YORK – June 4, 2003 — dELiA*s Corp. (Nasdaq:DLIA), a leading multichannel retailer to teenage girls and young women, today announced financial results for the first quarter ended May 3rd , 2003.

The Company reported net sales for the quarter of $29.5 million, as compared to sales of $28.8 million in the prior year. Retail sales increased 21%, driven by new store openings.  Direct sales decreased 12% on a 22% reduction in circulation. The net loss for the quarter was $7.3 million, or $0.16 per share, compared to a net loss of $4.3 million, or $0.09 per share in the same period last year (before the effect of a change in accounting principle), and down from a net loss of more than $12 million in the fourth quarter of 2002.  Included in the loss for the first quarter were finance charges related to its licensing deal and bank line of $1.2 million, or $0.03 per share.

The first-quarter loss before interest, taxes, depreciation and amortization (“EBITDA”) in 2003, excluding fees related to the licensing deal and bank line, was $4.3 million versus $2.8 million in the first quarter of 2002.

Stephen Kahn, Chief Executive Officer, stated, “The first quarter showed a positive reversal in performance in all channels of business as compared to the preceding two quarters.  We managed to cut our EBITDA loss from operations to $4.3 million, down substantially from the fourth quarter of 2002.  The majority of this loss was incurred in February as we completed our liquidation of under-performing Holiday goods.  Based on current sales trends and a well managed inventory position, we hope to cut our EBITDA loss again in the second quarter of 2003.  Looking to the back half of 2003, we now believe that we are well positioned from an overhead, brand and product perspective to generate positive EBITDA.”

Over the last nine months, the Company has taken steps to restructure its management team, reorient its product offering, restore its historic brand positioning and stabilize its balance sheet.  Commenting on these efforts, Mr. Kahn stated, “We believe that our turnaround is well on track.  While the environment remains challenging, dELiA*s fundamentals are improving.  Our balance sheet has been bolstered by a series of financial transactions, including the brand licensing deal announced in February, the amendment to our Wells Fargo Credit Facility announced in April and management’s equity investment announced three weeks ago.  Most importantly, our brand right product assortment, supported by a revitalized merchandising and planning organization, is beginning once again to generate excitement with our core dELiA*s customer.”

Mr. Kahn also noted that the Company is currently in negotiations related to a refinancing of the existing $3 million mortgage, maturing in August, on the Company’s Hanover, Pa.-based distribution facility.

The Company’s management team is hosting a conference call at 9am this morning to review the first quarter financial results in greater detail.  The call will be webcast at www.delias.com/investor and will be archived online.  A telephonic replay will also be available from noon Eastern Time June 4th through June 11th.  To listen to the replay, dial 800-633-8284 and reference confirmation code #21145319.

About dELiA*s Corp.

dELiA*s Corp. is a multichannel retailer that markets apparel, accessories and home furnishings to teenage girls and young women.  The company reaches its customers through the dELiA*s catalog, www.dELiAs.cOm and 65 dELiA*s retail stores.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally relate to future results or events.  The terms “believe,” “expect,” “intend,” “anticipate” and “plan” as well as similar expressions are intended to identify some of the forward-looking statements contained in this press release.  Forward-looking statements involve a number of risks, uncertainties and other factors beyond dELiA*s control, which may cause material differences in actual results, performance or other expectations. These risks include, but are not limited to, the following: our ability to reduce expenses successfully; reduced service levels or product quality as a result of cost-cutting initiatives; increases in the cost of materials, printing, paper, postage, shipping and labor; our ability to obtain acceptable store sites and lease terms; our ability to open new stores in a timely fashion; adverse weather conditions; increased levels of competition; our ability to retain key personnel; downturns in general economic conditions; changes in fashion trends; decreased levels of service from third party vendors and service providers; and other factors detailed elsewhere in this press release and our most recent annual report on Form 10-K.

(Tables to follow)

dELiA*s Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Fiscal Quarter Ended
	5/4/02	5/3/03
Net sales	$28,770	$29,453
Cost of sales	15,463	17,163
Gross profit	13,307	12,290
Selling, general and administrative expenses	17,564	18,213
Finance charges and transaction fees	—	1,246
Interest expense, net	12	138
Net loss before cumulative effect of change in accounting principle	(4,269)	(7,307)
Cumulative effect of change in accounting principle	15,383	—
Net Income (loss)	$11,114	$(7,307)
Basic and diluted net income (loss) per share:
Before cumulative effect of change in accounting principle	$(0.09)	$(0.16)
Cumulative effect of change in accounting principle	0.34	—
Net income (loss)	$0.25	$(0.16)
Shares used in per share calculations:	45,037	45,651

EBITDA from operations (1):

Net loss before cumulative effect of change in accounting principle	$(4,269)	$(7,307)
Depreciation and amortization	1,411	1,616
Finance charges and transaction fees	—	1,246
Interest expense, net	12	138
EBITDA from operations	$(2,846)	$(4,307)

(1) EBITDA from operations is defined as net loss (excluding finance charges of $1.2 million related to our licensing deal and our bank line, as well as the effect of a change in accounting principle related to goodwill), plus interest expense, income taxes and depreciation and amortization. EBITDA is not a measure of financial performance under GAAP and should not be considered a replacement for net income.  It is presented to provide additional clarity on the income or loss generated by ongoing operations.

-more-

dELiA*s Corp.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	February 1, 2003	May 3, 2003
Assets
Current assets
Cash and cash equivalents	$124	$7,390
Restricted cash	3,655	3,655
Merchandise inventories, net	16,770	17,368
Prepaid expenses and other current assets	3,989	4,060
Total current assets	24,538	32,473
Property and equipment - net	32,049	30,951
Other assets	377	183
Total assets	$56,964	$63,607

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$18,612	$14,510
Liabilities due customers	5,702	5,551
Accrued restructuring	930	196
Bank loan payable	3,912	6,099
Current portion of long-term debt	3,563	3,551

Total Current liabilities	32,719	29,907
Long-term debt and capital leases	142	—
Other long-term liabilities	3,085	3,418
Deferred Licensing Revenue	—	16,500

Stockholders’ Equity	21,018	13,782
Total liabilities and stockholders’ equity	$56,964	$63,607

dELiA*s Corp.

SELECTED STORE OPERATING DATA

	Thirteen Weeks Ended
	May 4, 2002	May 3, 2003
Store count, beginning of quarter	45	68
Stores opened (net)	9	(1)
Store count, end of quarter	54	67
Total square footage at period end	197,000	245,000

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